Exhibit 10.37
April 13, 2022

Ms. JoAnn Covington

Dear JoAnn:

This letter agreement amends and restates the offer letter between you and Proterra Operating Company, Inc. (the “Company”) dated March 1, 2017 (the “Prior Agreement”) effective as of April 13, 2022.

You will continue to work in the role of Chief Legal Officer, reporting to the Chief Executive Officer of the Company.

1.Cash Compensation. In this position, the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation. You will be eligible to participate in the Company’s short and long term incentive compensation plans.

2.Employee Benefits. You will continue to be eligible to participate in a number of Company- sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3.Termination Benefits. You will continue to be eligible to receive certain change in control and severance payments and benefits under the Severance Agreement by and between you and the Company, dated September 11, 2018 (the “Severance Agreement”), attached to this offer letter as Exhibit A.

4.Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Employee Confidentiality, Arbitration, Non-Solicit and Invention Assignment Agreement by and between you and the Company.

5.No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

8.At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

9.Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

10.Section 409A. It is intended that all of the severance benefits and other payments payable under this letter agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this letter agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon your “separation from service” from the Company (within the meaning of Section 409A).

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This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Confidentiality Agreement referenced above, your September 2018 Severance Agreement referenced above, and your equity award agreements), including, without limitation, the Prior Agreement. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Very truly yours,

/s/ Kelly Scheib
By: Kelly Scheib
VP, Human Resources

ACCEPTED AND AGREED:

Signature

/s/ JoAnn Covington

Date: 4/13/2022